Exhibit 99.1

News Release

For Immediate Release

For more information, contact:

Kevin Borders

Vice President of Marketing and Product Development and Secretary

Tel: 419-468-7600

PECO II SHAREHOLDERS APPROVE REVERSE SPLIT OF COMMON SHARES

GALION, Ohio, May 6, 2008 – PECO II, Inc. (Nasdaq:PIII) announced that its shareholders approved a proposal to effect a one-for-10 reverse split of the Company’s common shares at the Company’s Annual Meeting held today. Shareholders also re-elected Albert Chang, John G. Heindel, and Tom Thomsen as Class II directors of the Company. PECO II is a manufacturer of communications power systems and full-service provider of engineering and installation on-site services to the communications industry.

The Company’s common shares will begin trading on a reverse-split basis on May 7, 2008. As a result of the reverse split, every 10 common shares of PECO II will be combined into one common share. The reverse split will affect all of the Company’s common shares outstanding; however, it will not affect the percentage ownership of each shareholder, except for adjustments for the treatment of fractional shares. PECO II will pay cash in lieu of fractional shares resulting from the reverse split.

Common shares of PECO II will trade on the NASDAQ Capital Market under the symbol PIIID for 20 trading days after the reverse split goes into effect. After that period, trading will resume under the current symbol, PIII.

PECO II expects that the reverse split will allow the Company to regain compliance with the $1.00-per-share minimum closing bid price requirement of the NASDAQ Stock Market. The Company is required to maintain a closing bid price of $1.00 or more per share for a minimum of 10 consecutive trading days prior to May 22, 2008. Additional information about the reverse split is available in the Company’s definitive proxy materials, which have been filed with the Securities and Exchange Commission.

National City Bank has been retained to manage the exchange of stock certificates.

About PECO II, Inc.

PECO II, headquartered in Galion, Ohio, provides engineering and on-site installation services and designs, manufactures, and markets communications power systems and power distribution equipment. As the largest independent full-service provider of telecommunications power systems, the Company provides total power quality and reliability solutions, and supports the power infrastructure needs of communications service providers in the local exchange, long-distance, wireless, broadband and Internet markets. Additional information about PECO II can be found at www.peco2.com.

Forward-Looking Statements

Statements in this release that are not historical fact are forward-looking statements, which involve risks and uncertainties that may cause actual results or events to differ materially from those expressed or implied in such statements. Factors that may cause actual results to differ materially from those in the forward-looking statements include, but are not limited to, our ability to satisfy all continued listing requirements of The NASDAQ Capital Market. In addition, this release contains time-sensitive information that reflects management’s best analysis only as of the date of this release. PECO II does not undertake any obligation to publicly update or revise any forward-looking statements to reflect future events, information or circumstances that arise after the date of this release. Further information concerning issues that could materially affect financial performance related to forward-looking statements can be found in PECO II’s periodic filings with the Securities and Exchange Commission.

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